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As filed with the Securities and Exchange Commission on May 11, 2001.

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Novartis AG

(Exact name of issuer of deposited securities as specified in its charter)

Novartis Inc.
(Translation of issuer's name into English)

Switzerland
(Jurisdiction of Incorporation or organization of Issuer)

Lichtstrasse 35
CH-4002 Basel
Switzerland
Tel: 011-41-61-324-1111
(Address and telephone number of Registrant's principal executive offices)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
Tel: 1-800-927-9800
(Address, including zip code, and telephone number of agent for service)

Copies of all communications to:
Linda C. Quinn, Esq.
Shearman & Sterling
599 Lexington Ave.
New York, NY 10022-6069
(212) 848-4000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Ordinary Shares of Novartis AG, nominal value CHF 0.5 per share(1)	10,000,000	$39.10	$391,000,000.00	$97,750.00

(1)
The ordinary shares will be represented by American Depositary Shares (ADSs), each of which currently represents one ordinary share. A separate Registration Statement on Form F-6 (Registration No. 333-13446) has been filed for the registration of American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the ordinary shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices for the registrant's ordinary shares reported on the Swiss Exchange on May 8, 2001 of CHF 68.125 per ordinary share, translated into U.S. dollars at the noon buying rate in New York City for cable transfers in Swiss francs as certified for customs purposes by the Federal Reserve Bank of New York on that date of $0.574 per CHF.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Novartis AG—American Depositary Shares

ADS DIRECT PLAN

    Novartis AG ("Novartis"), a Swiss company, is pleased to offer the Novartis ADS Direct Plan (the "Plan"). The Plan provides investors in the United States with an easy and inexpensive way to invest in Novartis and systematically increase their holdings in Novartis.

    The Plan holds Novartis American Depositary Shares (the "ADSs"), which are listed on the New York Stock Exchange under the trading symbol "NVS." The Plan is open to new investors, as well as to existing holders of ADSs in the United States.

    Key features of the Plan:

  •
  Free enrollment if you hold at least ten ADSs in your name or you make an initial direct purchase of ADSs in an amount of at least $500.

  •
  Purchase ADSs without a personal broker and with no fees or brokerage commissions.

  •
  Invest as little as $100 or as much as $120,000 in ADSs in any calendar year.

  •
  Purchase additional ADSs as often as twice a week through checks or money orders.

  •
  Purchase additional ADSs monthly through automatic bank debit.

  •
  Hold ADSs safely and inexpensively through book-entry accounts.

  •
  Reinvest all cash dividends declared in additional ADSs, unless you elect otherwise.

  •
  Convenience of making certain transaction requests by telephone or through the internet.

    Please read this prospectus carefully before investing and retain it for your future reference.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2001

    You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. Novartis has not authorized anyone to provide you with different information. Novartis is not making an offer to sell ordinary shares or ADSs in any state or country where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the relevant document.

Introduction

    In this prospectus, "Novartis" refers only to "Novartis AG" and does not include any current or future subsidiaries of Novartis. References to "U.S. dollars," "USD" or "$" are to the lawful currency of the United States and references to "Swiss francs" or "CHF" are to the lawful currency of Switzerland.

Novartis

    Novartis (NYSE: NVS) is a world leader in healthcare, with core businesses in pharmaceuticals, consumer health, generics, eye-care and animal health. In 2000, the ongoing businesses of Novartis and its consolidated subsidiaries achieved sales of CHF 29.1 billion (USD 17.2 billion), operating income of CHF 6.7 billion (USD 4.0 billion) and net income of CHF 6.5 billion (USD 3.9 billion). In 2000, Novartis and its consolidated subsidiaries invested approximately CHF 4.0 billion (USD 2.4 billion) in research and development. Headquartered in Basel, Switzerland, Novartis employs about 68,000 people and operates in over 140 countries worldwide.

    The principal executive offices of Novartis are located at Lichtstrasse 35, CH-4002 Basel, Switzerland and Novartis' telephone number is 011-41-61-324-1111. Our website address is www.us.novartis.com. Information on our website is not part of this prospectus.

ADSs

    ADSs are equity securities known as "American Depositary Shares," which trade on the New York Stock Exchange under the trading symbol "NVS" at prices quoted in U.S. dollars. Each ADS represents one Novartis "ordinary share." Ordinary shares are the Swiss equivalent of common stock in a U.S. corporation. Novartis ordinary shares trade on the Swiss Exchange at prices quoted in Swiss francs. Novartis announces its cash dividends in Swiss francs. However, dividends declared on your ADSs will be paid in U.S. dollars.

Summary of the Plan

    The following is a summary of the material provisions of the Plan, but does not restate the Plan in its entirety. The following summary is subject to, and is qualified in its entirety by reference to, all the provisions of the Plan.

    If you wish to obtain a copy of the Plan or have any questions about the Plan, you may call Morgan Guaranty Trust Company of New York, the administrator of the Plan, at 1-877-816-5333.

Eligibility and Enrollment

    The Plan is open to investors residing in the United States, its territories and possessions. You will not be required to pay an enrollment fee or brokerage fee for the purchase of ADSs.

    New Investors.  If you do not yet own any ADSs, you may enroll in the Plan by completing the enclosed authorization form and returning it to the administrator with a check or money order for a minimum of $500 and up to a maximum of $120,000.

    Registered ADS Holders.  If you have at least ten ADSs registered in your own name, you can enroll your ADSs in the Plan by completing the enclosed authorization form and returning it by mail to the administrator.

    "Street name" Holders.  If you already own ADSs through a bank nominee or broker in "street name," you may enroll in the Plan by instructing your bank, broker or trustee to have at least ten of your ADSs registered in your name. You can then enroll your ADSs in the Plan by completing the enclosed authorization form and returning it by mail to the administrator.

    All completed authorization forms should be returned to the administrator by first class mail, return receipt requested, to:

    Novartis ADS Direct Plan
    c/o Morgan Guaranty Trust Company of New York
    P.O. Box 842006
    Boston, MA 02284-2006

    Novartis reserves the right to deny, modify, suspend or terminate participation by any person or entity.

Additional Investments in ADSs

    After enrollment, you may buy additional ADSs twice a week by mailing a check or money order to the administrator or by automatic monthly bank debits, in an amount of at least $100. In addition, we anticipate that you will be able to purchase additional ADSs online through the administrator's website beginning the second half of 2001. You may combine check or money orders with automatic monthly bank debits and investments through the internet as long as your total additional investments in each calendar year does not exceed $120,000. The administrator will not charge you any fees for participating in these additional investments.

    Checks and Money Orders.  Checks and money orders received by the administrator will be invested in additional ADSs within three business days or, if the trading market for ADSs is closed, then, on the next business day after the third business day that the trading market for ADSs is open. Checks and money orders should be made payable to "Morgan Guaranty Trust Company of New York—Novartis."

    Automatic Monthly Bank Debits.  You may purchase ADSs by authorizing automatic monthly debits, in a minimum amount of $100 per month, from your bank account. You may do so through the administrator's website or by completing Section "4" of the enclosed authorization form and sending your completed authorization form to the administrator by mail. Funds will be debited from your bank account on or about the 15th of each month and will be invested within three business days, or if the trading market for ADSs is closed, on the next business day after the third business day that the trading market for ADSs is open.

    Once the administrator receives your completed authorization form, it will take the administrator between four to six weeks to process the form. You must notify the administrator in writing by mail, online through the administrator's website or by telephone to change or terminate this automatic debit feature. Please allow about two weeks from the date the administrator receives your instructions for a change or cancellation to take effect.

    Conducting Transactions Through the Internet.  You may authorize monthly investments by automatic bank debits online. You may complete the authorization form electronically and forward the authorization form to the administrator. In addition, we anticipate that you will be able to purchase additional ADSs online through the administrator's website beginning the second half of 2001. You can access the administrator's services at its website, www.adr.com/shareholder.

    Returned Checks; Failed Transfers.  The administrator will process only those purchases for which it has received good funds. If your check is returned or an electronic debit from your bank account fails due to insufficient funds, the administrator will not process your request until it receives good funds covering your purchase.

    Pricing.  The price of ADSs purchased pursuant to the Plan will be calculated differently depending upon whether the transactions are executed directly with Novartis, in the open market or in negotiated transactions.

  •
  Open Market or Negotiated Transactions. The price of ADSs purchased in the open market or in negotiated transactions will be the weighted average price per ADS of all ADSs purchased for the Plan on the date of the purchase.

  •
  Transactions with Novartis. The price of newly issued ADSs, representing ordinary shares purchased by the administrator from Novartis and deposited with a custodian bank, will be the average of the high and the low sale prices of ADSs (as published in the Wall Street Journal reports of the New York Stock Exchange Composite Transactions) on the date of the purchase, or if the New York Stock Exchange is closed on that date, on the next day that the New York Stock Exchange is open.

    Neither the administrator nor you will be able to purchase ADSs at a specific date or time or at a specific price. It is up to the independent broker-dealer used by the Plan to determine when and at what prices ADSs will be bought. You will bear any risk associated with fluctuations in the market price of ADSs while investment funds are held pending investment. No interest will be paid on your funds pending investment.

    Source of ADSs.  The administrator will purchase ADSs on the New York Stock Exchange, in the over-the-counter market or in privately negotiated transactions twice a week, subject to any waiting periods required under the applicable securities laws or stock exchange regulations.

    The administrator may also purchase ordinary shares directly from Novartis and deposit such ordinary shares with a custodian bank and issue an equivalent number of ADSs. Novartis will use the proceeds it receives, if any, from the sale of such newly issued ADSs, representing ordinary shares purchased directly from Novartis, for general corporate purposes.

    Novartis determines the source of ADSs used to fulfill Plan requirements. Subject to certain regulatory restrictions on the frequency with which Novartis can change its determination, Novartis may change its determination on the source of ADSs from time to time without giving you notice. Novartis expects that, generally, Plan purchases will be effected in open market transactions.

Share Deposit Management and Safekeeping

    "Book-Entry" Account.  If not otherwise instructed, the ADSs in the Plan will be held for you by the administrator in a book-entry account. ADS ownership in book-entry form means that, while you will have full ownership of the ADSs that you have invested pursuant to the Plan, you will not receive a paper stock certificate. Book-entry accounts eliminate the risk and expense of replacing lost or stolen American Depositary Receipts ("ADRs"), assure that your ADSs are always available should you need to deliver them for transfer and avoid your costs in maintaining a safe deposit box or other place to store your ADRs.

    American Depositary Receipts.  An ADR is a paper stock certificate that represents ADSs. If you prefer to hold your ADSs in certificated form, you may request an ADR. You can obtain ADRs for any whole ADSs in your Plan account at any time by contacting the administrator in writing, by mail or through the administrator's website, or by telephone. The administrator will mail you ADR(s) for the requested number of whole ADSs within 30 calendar days of the administrator's receipt of your request.

    ADRs will be issued in the name(s) in which the Plan account is registered, unless you instruct the administrator otherwise. If an ADR is to be issued in a name other than your Plan account registration, the administrator will require a signature guarantee.

    ADR Safekeeping.  If you hold ADRs representing ADSs, whether or not such ADSs were acquired under the Plan, you have the option of depositing your existing ADRs for safekeeping in your Plan account by sending your ADRs by registered mail, return receipt requested, to the administrator with written instructions to deposit them in your Plan account in book-entry form. Do not endorse the ADRs or complete the assignment section of the ADR. Novartis recommends that you send your ADRs by registered mail, return receipt requested, and insure them for 2% of the market value of the underlying ADSs or a minimum of $20. To ensure against loss resulting from mailing your ADRs, the administrator provides mail insurance free of charge for ADRs valued at up to $25,000 when you send them by certified mail and request a return receipt.

Tracking Your Investments and Account Statements

    Transaction Statements.  Each time that you purchase, reinvest dividends, sell, transfer or withdraw ADSs through the Plan, you will receive a statement from the administrator confirming your transaction. Each statement will include a transaction request form that will help you make additional investments, sales, transfers or withdrawals. You can also obtain transaction request forms at any time from the administrator. You may request duplicate transaction statements, at no cost to you, at any time, by contacting the administrator.

    Annual Statements.  You will receive annual statements reflecting your account balance and all transactions relating to your Plan account, including reinvestment of dividends. You may request duplicate annual statements, at no cost to you, at any time by contacting the administrator.

Shareholder Rights and Privileges

    As a plan participant, you enjoy all the rights and privileges associated with the ownership of ADSs. You will receive all shareholder communications, including annual reports and proxy statements. You will be given the opportunity to vote the ADSs that you hold pursuant to the Plan; however, fractional ADSs cannot be voted.

Dividend Reinvestment

    If you do not elect otherwise, all cash dividends declared on ADSs that are enrolled in the Plan will be automatically reinvested in additional ADSs. The administrator will credit your Plan account with the purchased ADSs, including any fractional ADSs, within 30 calendar days of the dividend payment date.

    If, however, you wish to change your dividend reinvestment election, you have to instruct the administrator by mail, internet or telephone to reinvest the cash dividends on all, a portion of or none of your ADSs that are held in the Plan. Your instructions will be effective commencing from the following dividend payment date if received two business days before the applicable dividend record date. The dividend record date will normally be about four to six weeks prior to the dividend payment date.

    The payment of dividends is at the discretion of the board of directors of Novartis. The board of directors of Novartis may change the amount and timing of dividends at any time without notice.

ADS Splits, Split of Ordinary Shares and Other Distributions

    If Novartis declares a split of its ADSs, your account under the Plan will be credited with the appropriate number of additional ADSs on the effective date of the split. If Novartis declares a split of its ordinary shares, your existing ADSs will represent the appropriate number of additional ordinary shares distributed pursuant to the share split.

    In the event that Novartis offers any share subscription or other rights to holders of its ordinary shares, to the extent that such rights are made available to holders of ADSs, the administrator will make them available to you with respect to the whole number of ADSs that you hold pursuant to the Plan. To the extent that such rights are not made available to holders of ADSs, they will be sold for the benefit of such holders, and the administrator will allocate your share of the proceeds of such sale to your account in form of additional purchased ADSs.

Change of Name or Address

    Please notify the administrator immediately of any change in your name or address.

Sales of ADSs

    Sale Requests.  As a participant, you can arrange with the administrator to sell all or a portion of the ADSs in your account on days that the trading market for ADSs is open. Sale requests received by the administrator by 12:00 p.m., Eastern Standard Time, will be processed on the same day. You may only sell whole ADSs held in your Plan account. Fractional ADSs will be cashed out only upon termination of your Plan account. The administrator cannot accept requests to sell your ADSs on a specific time or at a specific price. The administrator will deduct a $15 transaction fee and a brokerage commission of $0.12 per ADS from the sale proceeds and will forward a check for the remaining balance to you within 15 business days after it receives your sale request. You will not be required to pay any other fees or charges for selling your ADSs.

    Written Sale Requests.  You may sell any number of ADSs held in your Plan account by mailing a completed transaction request form to the administrator. Sales requests in excess of $10,000 per day must be in writing and will require a signature guarantee.

    Sale Requests by Telephone.  You may sell a maximum of $10,000 worth of ADSs by telephone in a single day by contacting the administrator at 1-877-816-5333.

    Sale Requests through the Internet.  You may sell a maximum of $10,000 worth of ADSs in a single day online through the administrator's website at www.adr.com/shareholder.

    Pricing.  The price of ADSs sold in the open market and in negotiated transactions will be the weighted average price per ADS of all ADSs sold for the Plan on the date of the sale. Neither the administrator nor you will be able to sell ADSs at a specified time or price. It is up to the independent broker-dealer used by the Plan to determine when and at what prices ADSs will be sold. You will bear any risk associated with fluctuations in the market price of ADSs while ADSs are held pending divestment.

Transfers of ADSs

    You may instruct the administrator to transfer any whole number of ADSs to the account of another person or to your own brokerage account outside or within the Plan by completing a transaction request form and any other documentation required by the administrator and mailing such forms and documents to the administrator. All transfers must be in writing and will require a signature guarantee. Unless you are terminating your own participation in the Plan, you may only transfer whole ADSs.

Termination of Your Account

    Voluntary Withdrawal by Participant.  You may terminate your participation by telephone, through the internet or by completing a transaction request form that you may obtain from the administrator. Your termination request generally will be processed on the day that it is received by the administrator or on the next business day.

    Unless you instruct otherwise, upon termination of your account, the administrator will issue you an ADR representing all the whole ADSs in your account. The administrator will liquidate any fractional ADSs in your account based on the sale price of ADSs on the date of liquidation, and will send you a check for the cash value of fractional ADSs. You will not be charged any fees for the issuance of the ADR or liquidation of your fractional ADSs.

    When terminating your account, you may also request that all or part of the ADSs in your account be sold. Please refer to the section of this prospectus entitled "Sales of ADSs." ADSs sold in connection with terminating your account (including any fractional ADS) will be priced as discussed above in the section called "Sales of ADSs—Pricing."

    Dividends payable on ADSs that are held by you after terminating your account will not be reinvested, but will be sent directly to you.

    Termination by the Administrator.  If you maintain less than ten ADSs in your account under the Plan and such ADSs in your account are worth less than $500, the administrator may notify you that it will terminate your account if you do not invest enough additional funds to have ten ADSs or ADSs worth at least $500 in your account.

    If you do not make such investments within three months of receiving such a notice, the administrator may then terminate your account. In the event of such termination, the administrator will issue you an ADR representing all the whole ADSs in your account. The administrator will liquidate any fractional ADSs in your account based on the sale price of ADSs on the date of liquidation, and will send you a check for the cash value of fractional ADSs. You will not be charged any fees for the issuance of the ADR or liquidation of your fractional ADSs.

U.S. Federal Income Tax Considerations

    The information set forth below summarizes certain U.S. federal income tax consequences of participation in the Plan. The information is not intended to be a complete description of all such consequences, and it does not discuss any state, local, Swiss withholding or other non-U.S. tax considerations that may be relevant to participation in the Plan. The description of U.S. federal income tax considerations may be affected by future legislation, IRS rulings and regulations and/or court decisions (possibly on a retroactive basis). For these reasons, participants should consult their own tax advisors with respect to the U.S. federal, state, local, Swiss withholding and other income tax consequences of participation in the Plan. The following discussion applies only to investors that are U.S. persons and that will hold ADSs as capital assets.

    In general, all your dividends, whether paid to you in cash or reinvested, are considered taxable income to you at the time the dividends are received or reinvested. In addition, brokerage commissions on purchases of ADSs purchased through the Plan, which will be paid by Novartis on your behalf, will be treated as distributions subject to U.S. federal income tax in the same manner as cash dividends. Shortly after the end of the year, the total amount of dividends and other distributions will be reported to you and to the Internal Revenue Service (the "IRS") on Form 1099-DIV.

    Under this general rule, the cost basis for U.S. federal income tax purposes of ADSs purchased through the Plan with reinvested dividends or cash investments is the price at which the ADSs are credited to your Plan account (see "Additional Investments in ADSs—Pricing"), increased by the amount of the brokerage commissions, if any, with respect to such ADSs paid by Novartis on your behalf.

    Generally, you will not realize gain or loss for U.S. federal income tax purposes upon the purchase and deposit of the ADSs in your Plan account, or the receipt of ADRs for ADSs held in your Plan account. However, you generally will realize gain or loss, upon the sale by the administrator of whole ADSs held in your account (the Plan precludes a sale of fractional ADSs) or upon the sale of ADRs by yourself in the open market. The amount of realized gain or loss, if any, is based on the difference between the amount you receive for the ADSs and your cost basis in the ADSs. Shortly after the close of the year, you will receive a Form 1099-B reflecting the proceeds from the sale of any ADSs executed by the administrator.

    The above rules may not be applicable to certain participants, such as tax-exempt entities. These participants should consult their own tax advisors.

    In general, information reporting requirements will apply to dividends or sale proceeds in respect of the ADSs paid within the United States, other than to certain exempt recipients, including corporations. In addition, you may, under certain circumstances, be subject to "backup withholding" with respect to dividends paid on the ADSs or the proceeds of any sale of the ADSs, unless you (i) are a corporation or fall within certain other exempt categories, or (ii) provide a correct taxpayer identification number ("TIN"), certify that you are not subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

    Any amount withheld under the backup withholding rules generally will be creditable against your U.S. federal income tax liability; provided that you furnish the required information to the IRS in a timely manner. If you do not provide a correct TIN, you may be subject to penalties imposed by the IRS.

    Please retain your account statements to establish the cost basis of ADSs purchased under the Plan for income tax and other purposes.

Miscellaneous

Changes to the Plan

    Novartis reserves the right to suspend, modify or terminate the Plan, at any time, in whole or in part, with respect to participants in certain jurisdictions or your interest in the Plan, to the extent that Novartis deems it advisable or to the extent necessary in its discretion to comply with applicable laws. You will receive prior notice of any such suspension, modification or termination. Novartis also reserves the right to change any administrative procedures of the Plan. Novartis may change the fees and expense structure of the Plan at any time and from time to time upon 30 calendar days' prior notice to you.

    If the Plan or your interest in the Plan is terminated, the administrator will issue you an ADR representing all the whole ADSs in your account. The administrator will liquidate any fractional ADSs in your account based on the sale price of ADSs on the date of liquidation. You may also request that the administrator transfer the ADSs in your account under the Plan to your brokerage account. You will not be charged any fees for the issuance of the ADR or liquidation of your fractional ADSs.

Limitation of Liabilities

    None of Novartis, its subsidiaries, the administrator or the independent broker-dealer can assure you of a profit or protect you against loss on the ADSs that you purchase or sell under the Plan. They will not be liable for any act done in good faith, or for any failure to act, as long as they have made food faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that are designed to accompany each investment or activity. This includes, without limitation, any claims of liability:

  •
  for the prices at which purchases or sales of ADSs are made as reflected in your Plan account, or the dates of the purchases or sales of your ADSs enrolled in the Plan; or
  •
  for any fluctuation in the market value of your ADSs after they are purchased or sold; or
  •
  for failure to terminate your Plan account upon your death prior to receiving written notice of such death.

Validity of Ordinary Shares

    The validity of the ordinary shares of Novartis underlying the ADSs to be offered pursuant to the Plan has been passed upon for Novartis by Bär & Karrer.

Experts

    The consolidated financial statements incorporated in this prospectus by reference to Novartis AG's annual report on Form 20-F for the year ended December 31, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers AG, independent accountants, given on the authority of the said firm as experts in auditing and accounting.

Additional Information About Novartis

    Novartis files annual and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information that Novartis files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Novartis's filings with the SEC are also available to the public from commercial document retrieval services and at the internet website maintained by the SEC at www.sec.gov. Certain of these documents are also available at Novartis website at www.us.novartis.com.

    This prospectus is part of a registration statement on Form F-3 that Novartis filed with the SEC to register the securities offered under the Plan. As allowed by SEC rules, this prospectus does not contain all information that you can find in such registration statement or the exhibits to the registration statement. The SEC permits Novartis to "incorporate by reference" the information contained in our filed or submitted documents, which means that Novartis can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

    The following documents filed or submitted by Novartis AG with the SEC are incorporated by reference in this prospectus:

  1.
  Annual Report on Form 20-F for the year ended December 31, 2000.
  2.
  The section entitled "Part II—Item 14. Description of Securities to be Registered—American Depositary Receipts" included in the registration statement on Form 20-F/A (File No. I-15024), as filed with the SEC on May 9, 2000.
  3.
  Current Report on Form 6-K for the month of April, 2001.
  4.
  Current Report on Form 6-K for the month of May, 2001.

    All documents filed by Novartis with the SEC pursuant to Section 13(a), 13(c) or 14 of the Securities Exchange Act of 1934 and, to the extent, if any, designated therein, certain reports on Form 6-K furnished by Novartis after the date of this prospectus and until the Plan is terminated, shall be deemed to be incorporated by reference in this prospectus and shall be considered part of this prospectus from the date of filing or submission of such documents with the SEC.

    Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    Upon your request, the administrator will provide at no cost to you a copy of any or all of the documents incorporated by reference in this document (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). You may do so by calling the toll-free number: 1-877-816-5333.

Administration

    The Plan is administered by Morgan Guaranty Trust Company of New York. The administrator keeps records, sends statements and performs other duties relating to the Plan. Novartis may replace the administrator, and the administrator may resign, at any time, in which case, Novartis would designate a new administrator.

    Purchases and sales of ADSs under the Plan will be made by an independent broker-dealer that is not affiliated with Novartis or any of its subsidiaries. The administrator may replace the independent broker-dealer and the independent broker-dealer may resign, at any time, in which case, the administrator would designate a new independent broker-dealer.

    For further inquiries, please contact the administrator at:

  Novartis ADS Direct Plan
  c/o Morgan Guaranty Trust Company of New York
  P.O. Box 842006
  Boston, MA 02284-2006

or by telephone at 1-877-816-5333 on each business day, from 8:30 a.m. to 6:00 p.m., Eastern Standard Time. An automated voice response system is also available 24 hours a day, seven days a week.

    You may also contact the administrator through the website of Morgan Guaranty Trust Company of New York at www.adr.com/shareholder.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant does not indemnify its directors and officers with respect to general civil liability that they may incur in connection with their activities on behalf of the Registrant.

ITEM 9. EXHIBITS

4	Novartis ADS Direct Plan.
5	Opinion of Bär & Karrer regarding the validity of the securities being registered.
23.1	Consent of PricewaterhouseCoopers AG.
23.2	Consent of Bär & Karrer (included in Exhibit 5 to this Registration Statement).
24	Power of Attorney (included on signature pages).

ITEM 10. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 which are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and

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information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the form F-3.

    (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted against the Registrant by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has theretofore been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Novartis AG certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basel, Switzerland, on May 11, 2001. Novartis AG

NOVARTIS AG
By:	/s/ DR. DANIEL VASELLA Name: Dr. Daniel Vasella Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Mr. Jeff Benjamin, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DR. DANIEL VASELLA Dr. Daniel Vasella	Chairman and Chief Executive Officer	May 11, 2001
/s/ DR. RAYMUND BREU Dr. Raymund Breu	Chief Financial Officer	May 11, 2001
/s/ HANS JÖRG RUDLOFF Hans Jörg Rudloff	Vice-Chairman, Director	May 11, 2001
/s/ PROF. DR. HELMUT SIHLER Prof. Dr. Helmut Sihler	Vice-Chairman, Director	May 11, 2001

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/s/ HEINI LIPPUNER Heini Lippuner	Director	May 11, 2001
/s/ DR. H.C. BIRGIT BREUEL Dr. h.c. Birgit Breuel	Director	May 11, 2001
/s/ PROF. DR. PETER BURCKHARDT Prof. Dr. Peter Burckhardt	Director	May 11, 2001
/s/ DR. HANS-ULRICH DOERIG Dr. Hans-Ulrich Doerig	Director	May 11, 2001
/s/ WALTER G. FREHNER Walter G. Frehner	Director	May 11, 2001
/s/ WILLIAM W. GEORGE William W. George	Director	May 11, 2001
/s/ ALEXANDRE F. JETZER Alexandre F. Jetzer	Director	May 11, 2001
/s/ PIERRE LANDOLT Pierre Landolt	Director	May 11, 2001
/s/ PROF. DR. ROLF ZINKERNAGEL Prof. Dr. Rolf Zinkernagel	Director	May 11, 2001
/s/ TERRY BARNETT Terry Barnett	Authorized Representative in the United States	May 11, 2001

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INDEX TO EXHIBITS

Exhibit No.	Description
4	Novartis ADS Direct Plan.
5	Opinion of Bär & Karrer regarding the validity of the securities being registered.
23.1	Consent of PricewaterhouseCoopers AG.
23.2	Consent of Bär & Karrer (included in Exhibit 5 to this Registration Statement).
24	Power of Attorney (included on signature pages).

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QuickLinks

PROSPECTUS Novartis AG—American Depositary Shares
ADS DIRECT PLAN
Table of Contents
Summary of the Plan
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS